Exhibit 99.1

ANALOG DEVICES WILL MOVE TO NASDAQ

Ticker symbol will remain ADI

NORWOOD, Mass. – Analog Devices, Inc. (ADI) (NYSE: ADI) today announced that it will be transferring its stock exchange listing to The NASDAQ Global Select Market from The New York Stock Exchange. Effective April 2, 2012, ADI shares will begin trading as a NASDAQ-listed security under the symbol “ADI.”

“NASDAQ is recognized throughout the world for being synonymous with technology and innovation. Not only are the foremost technology companies listed on NASDAQ, but also the exchange employs leading technology to provide excellent service, making it a great fit for ADI,” said David Zinsner, vice president of finance and chief financial officer for Analog Devices.

“We are thrilled that Analog Devices is joining NASDAQ. ADI is an innovation leader in analog technology, one of the most critical areas in the new economy. As more electronics go digital, ADI’s technology plays an increasingly important role in bridging the real world with the digital world, throughout communications, manufacturing, transportation, and energy. We are proud to welcome a company with such a strong and sustainable technology franchise to NASDAQ,” said Bruce Aust, Executive Vice President, Global Corporate Client Group, NASDAQ.

About Analog Devices

Innovation, performance, and excellence are the cultural pillars on which Analog Devices has built one of the longest standing, highest growth companies within the technology sector. Acknowledged industry-wide as the world leader in data conversion and signal conditioning technology, Analog Devices serves over 60,000 customers, representing virtually all types of electronic equipment. Analog Devices is headquartered in Norwood, Massachusetts, with design and manufacturing facilities throughout the world. Analog Devices is included in the S&P 500 Index.